Exhibit 4.1
As of May 29, 2008
Board of Directors of Greenwich PMV Acquisition Corp.
Dear Sirs:
          The undersigned hereby offers to purchase an aggregate of 5,750,000 units (“Founder’s Units”), each Founder’s Unit consisting of one share of the common stock, par value $.0001 per share (“Founder’s Common Stock”), and one warrant (“Founder’s Warrant”), each Founder’s Warrant to purchase one share of Founder’s Common Stock, of Greenwich PMV Acquisition Corp. (“Corporation”), for an aggregate purchase price and total consideration of $25,000.
          The Founder’s Units will be identical to the units being sold in the Corporation’s initial public offering (“IPO”), except that:
•	a portion of the Founder’s Units are subject to forfeiture to the extent that the underwriters do not exercise their over-allotment option in the IPO in full;

•	the Founder’s Units will be placed in escrow and the Founder’s Common Stock and Founder’s Warrants will be subject to certain transfer restrictions and registration rights described in the registration statement relating to the IPO (“Registration Statement”);

•	the Founder’s Warrants will be exercisable on a cashless basis, at the holder’s election, and will not be redeemable by the Corporation, in each case, as long as they are held by the undersigned or its permitted transferees;

•	the undersigned will not be able to exercise conversion rights (as described in the Registration Statement) with respect to the Founder’s Common Stock; and

•	the undersigned agrees to waive its rights to participate in any liquidation distribution with respect to the Founder’s Common Stock if the Corporation fails to consummate an initial business combination.

          The Founder’s Warrants will be certificated at or prior to the closing of the IPO and will be in the same form as the warrants included in the units sold in the IPO. The Founder’s Warrants will be subject to a warrant agreement to be signed by the Corporation in connection with the IPO and, except as set forth above, will be identical to the warrants included in the units sold in the IPO.
          The undersigned represents and warrants that it has been advised that the Founder’s Units have not been registered under the Securities Act; that it is acquiring the Founder’s Units for its account for investment purposes only; that it has no present intention of selling or otherwise disposing of the Founder’s Units in violation of the securities laws of the United States; that it is an “accredited investor” as defined by Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended; and that it is familiar with the proposed business, management, financial condition and affairs of the Corporation.

Very truly yours, GREENWICH ACQUISITION, LLC
By:
Name:
Title: